HARBOR FLORIDA BANCSHARES, INC. ANNOUNCES
                   CONTINUANCE OF ITS STOCK REPURCHASE PROGRAM

                      FOR IMMEDIATE RELEASE: March 18, 1999

Harbor Florida Bancshares, Inc. ("the Company") (NASDAQ-HARB), the holding company for Harbor Federal Savings Bank, announced today, that the Board of Directors approved a continuance of the Company's stock repurchase program. The new authority permits the Company to acquire up to 2,904,625 shares of its common stock subject to market conditions. This represents approximately 10% of the outstanding common stock.

The Company has repurchased to date 1,997,530 shares of its common stock and is in addition to shares that were purchased to fund the 1998 Stock Incentive Plan. Michael J. Brown, President and C.E.O., stated that the continuing repurchase program expires on March 18, 2000 and allows for the repurchase of the additional 2,904,625 shares.

Repurchases are authorized to be made from time to time in open market transactions as, in the opinion of management, market conditions warrant. The repurchased shares will be held as treasury stock and will be held for general corporate purposes and/or issuance pursuant to the Company's benefit plans. The continuing repurchase plan also allows for the possibility of unsolicited negotiated transactions or other types of repurchases. No shares will be purchased from directors or officers of the Company.

Harbor Federal is located in Fort Pierce, Florida and has 27 locations in a six county area of East Central Florida. Harbor Florida Bancshares, Inc. common stock trades on the NASDAQ National Market under the symbol HARB.

CONTACT:  Michael J. Brown, Sr.,  President,  (561) 460-7000;  Don Bebber,  CFO,
(561)  460-7009;  or  Bonnie  Forrest,   Investor  Relations,   (561)  460-7046;
http://www.harborfederal.com